UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ACME COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2101 E. Fourth St., Suite 202A
Santa Ana, California 92705

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of ACME Communications, Inc. which will be held at 1999 Avenue of the Stars, 7th Floor, Los Angeles, California on Friday, June 9, 2006 at 9:00 a.m. (local time).

        At the Annual Meeting, you will be asked to vote to elect eight directors. In addition, we will ask you to ratify the appointment of KPMG LLP as our independent accountants for the 2006 fiscal year. The attached Proxy Statement contains information about these matters.

        Whether or not you plan to attend, please promptly execute and return your proxy card to assure that your shares are represented at the meeting.

        I hope you will be able to attend the Annual Meeting and look forward to seeing you on June 9, 2006.

Sincerely, /s/Jamie Kellner Jamie Kellner Chairman of the Board & Chief Executive Officer

April 28, 2006

2101 E. Fourth Street, Suite 202A
Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2006

         ACME Communications, Inc. will hold its Annual Meeting of Stockholders at 1999 Avenue of the Stars, 7th Floor, Los Angeles, California on Friday, June 9, 2006 at 9:00 a.m. (local time) for the following purposes:

           1.     To elect eight directors;

           2.     To ratify the appointment of KPMG LLP as our independent accountants for 2006; and

           3.     To transact such other business as may properly come before the meeting.

             Stockholders who owned stock at the close of business on April 26, 2006 are entitled to vote at this meeting and any adjournments. Even though you may plan to attend the meeting, we ask that you sign and date the enclosed proxy card, and return it without delay in the enclosed postage-paid envelope. If you are present, you may withdraw your proxy card and vote in person.

             Please sign, date and mail the enclosed proxy card promptly in the enclosed envelope so that your shares of stock may be present at the meeting.

By order of the Board of Directors, /s/Thomas D. Allen Thomas D. Allen Executive Vice President, Chief Financial Officer & Secretary

April 28, 2006

2101 E. Fourth Street, Suite 202A
Santa Ana, California 92705

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 9, 2006

GENERAL

        Our Board of Directors is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on Tuesday, June 9, 2006 at 1999 Avenue of the Stars, 7th Floor, Los Angeles, California at 9:00 a.m. (local time) and at any adjournment.

        We will vote all valid and properly executed proxies that we receive before the Annual Meeting in accordance with the instructions specified in the proxy. If proxies do not give any instructions, we will vote shares FOR: (1) the election of the named nominees for director; (2) ratification of KPMG LLP’s appointment as independent accountants for 2006; and (3) according to the best judgment of the proxyholder in regard to any other matter that properly comes before the meeting.

        You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering a written notice of revocation to our corporate Secretary or attending the meeting and withdrawing your proxy.

        We will pay the cost of this proxy solicitation. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock such brokers and nominees hold of record. We will reimburse them for their reasonable forwarding expenses. Our directors, officers and regular employees, without extra compensation, may solicit proxies personally, by telephone, by mail or by other means of communication.

VOTING SECURITIES

        Each share of common stock has one vote on all matters submitted to our stockholders at the Annual Meeting. Stockholders of record at the close of business on April 26, 2006 are entitled to vote at the Annual Meeting. On April 26, 2006, our issued and outstanding voting securities consisted of 16,046,763 shares of common stock.

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of our common stock entitled to vote will constitute a quorum for the meeting. Assuming such a quorum is present, for the purpose of electing directors, the affirmative vote of a plurality of votes cast is necessary to approve the election of a director. For the purpose of approving all other proposals presented to our stockholders at the Annual Meeting, the affirmative vote of a majority in voting power of the shares of common stock that are present in person or by proxy and entitled to vote thereon is necessary for approval.

Counting of Votes

        Our inspector of elections will count all votes cast in person, by proxy or by written consent at the meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and will be treated as votes cast and have the same effect as a vote against a proposal. Under Delaware law, if you hold your shares in “street name” through a broker or nominee and do not provide specific voting instructions with respect to any matter, your broker or nominee will have discretionary authority to vote on routine matters and those shares will be counted for general quorum purposes.

BOARD OF DIRECTORS

Election of Directors

        The nominees proposed for election are Jamie Kellner, Douglas Gealy, Thomas Allen, James Collis, John Conlin, Michael Corrigan, Thomas Embrescia and Brian McNeill. Each of these nominees has been proposed by the Nominating and Governance Committee and will serve until the annual meeting of stockholders in 2007 or until his successor is elected and qualified.

        Each nominee has indicated his willingness to serve if elected, but if any nominee should become unable to serve, we will vote your proxies for the election of such other person as our directors select.

Nominees for Election as Directors

        The following table sets forth information about our directors as of April 26, 2006, each of whom is a nominee for election as a director.

Name	Age	Position	Year First Elected / Appointed
Jamie Kellner	59	Chairman of the Board and Chief Executive Officer	1997
Douglas Gealy	45	President, Chief Operating Officer and Director	1997
Thomas Allen	53	Executive Vice President, Chief Financial Officer and Director	1997
James Collis	43	Director	1999
John Conlin	47	Director	2005
Michael Corrigan	48	Director	2004
Thomas Embrescia	59	Director	1998
Brian McNeill	50	Director	1999

        Jamie Kellner is a founder of ACME Communications, Inc. (“ACME”) and has served as our Chief Executive Officer and Chairman of the Board since 1997. Mr. Kellner was also a founder and served as Chairman and Chief Executive Officer of The WB Network from 1993 to 2004. Additionally, from March 2001 through March 2003, Mr. Kellner served as Chairman and Chief Executive Officer of AOL Time Warner’s Television Networks division. Mr. Kellner was President of Fox Broadcasting Company from its inception in 1986 to 1993.

        Douglas Gealy is a founder of ACME and has served as our President and Chief Operating Officer and as a member of our Board since 1997. Since December of 1996, Mr. Gealy has been involved in development activities for ACME. Before founding ACME, Mr. Gealy served for one year as Executive Vice President of Benedek Broadcasting Corporation. From 1991 to 1996, Mr. Gealy was a Vice President and General Manager of WCMH and, under a local marketing agreement, WWHO, both in Columbus, Ohio, and following the acquisition of these stations by NBC, served as President and General Manager of these stations.

        Thomas Allen is a founder of ACME and has served as our Executive Vice President and Chief Financial Officer and as a member of our Board since 1997. Since June 1996, Mr. Allen has been involved in development activities for ACME. From August 1993 to May 1996, Mr. Allen was the Chief Operating Officer and Chief Financial Officer for Virgin Interactive Entertainment. Before that Mr. Allen served as Senior Vice President and Chief Financial Officer of the Fox Broadcasting Company from its inception in 1986 to 1993.

        James Collis has served as a member of our Board since July 1999. Mr. Collis is an Executive Vice President of Seaport Capital, LLC, a limited liability company formed to manage Seaport Capital Partners III, L.P., Seaport Capital Partners II, L.P., CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Mr. Collis has served in this role since February 2000. Prior to Seaport Capital, Mr. Collis served as Executive Vice President of CEA Management Corp., a corporation formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Before joining CEA Management Corp., Mr. Collis was a Principal at the Chase Manhattan Bank beginning in December 1996. Before becoming a Principal, Mr. Collis was a Vice President of the Chase Manhattan Bank beginning in June 1995 and an Associate before that beginning in June 1991.

        John Conlin has served as a member of our Board since February 2005. Mr. Conlin is a managing director of Tano Capital, a newly formed international investment management firm. Mr. Conlin also serves on the Board of Directors of Pope MGP, Inc. and serves on the Board of Managers of the privately-owned investment banking firm Montgomery & Company and the Board of Advisors of Cannell Capital, LLC, a San Francisco-based hedge fund. From 2001 through 2003, Mr. Conlin served as the Chief Executive Officer of Robertson Stephens, Inc., and as Chief Operating Officer from 1999 through 2001. Prior to that, he enjoyed a 16-year career at Credit Suisse First Boston, serving in a variety of executive roles in areas such as U.S. Institutional Sales, European Equities, and European Emerging Markets.

        Michael Corrigan was appointed to the Board in April, 2004. Mr. Corrigan is a principal of Shelbourne Capital Partners, LLC, (“Shelbourne”), a company which he co-founded in 1999. Shelbourne is a financial advisory and merchant banking firm that focuses on media, entertainment and early stage software companies. Prior to forming Shelbourne, he was a private investor. From 1997 to 1998, Mr. Corrigan served as Senior Executive Vice President and Chief Financial Officer at Metro-Goldwyn-Mayer Inc. Before that, Mr. Corrigan, from 1978 to 1997, held various positions in a 19-year career with the international accounting firm, Price Waterhouse LLP, including senior partner in the firm’s Entertainment, Media and Communications practice.

        Thomas Embrescia has served as a member of our Board since we acquired WTVK from Second Generation Television, Inc. in June 1998. Mr. Embrescia is the Chairman and principal investor of Second Generation Television, a company he formed in 1993. In addition, he also serves as chairman or Chief Executive Officer and is a principal investor in several other media and marketing related businesses. Mr. Embrescia has over 31 years of experience in the broadcasting and media industry.

        Brian McNeill has served as a member of our Board since July 1999. Since 1996, he has been the Managing General Partner of Alta Communications, a private venture capital firm he co-founded, which specializes in the communications industry. Since 1986, Mr. McNeill has been a general partner of various funds affiliated with Burr, Egan, Deleage & Co., a major private equity firm which specializes in investments in the communications and technology industries. He currently serves on the board of Radio One, Inc., a publicly traded company on the NASDAQ exchange.

        The Board of Directors has, and upon re-election of the eight nominees, will have one vacancy. Messrs. Kellner, Gealy and Allen, who are officers of the Company, are not independent directors. The Board has determined that Messrs. Collis, Conlin, Corrigan, Embrescia and McNeill are independent directors within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ.

The Board of Directors recommends a vote FOR the election of the directors listed above. We will vote proxies received by us in favor of the above nominees unless a contrary choice is indicated.

Directors’ Compensation

        None of our directors other than John Conlin and Michael Corrigan currently receive any cash compensation for services on our Board of Directors or any committee of our board. Mr. Conlin receives $5,000 per quarter for his services as a director. Mr. Corrigan receives $5,000 per quarter for his services as a director and $2,000 per quarter for his services as our Audit Committee Chairman. All directors are reimbursed for expenses they incur in attending Board and committee meetings. All directors are eligible to participate in our 1999 Stock Incentive Plan. On February 1, 2005, Messrs. Conlin and Corrigan were granted options to purchase 20,000 and 10,000 shares, respectively, of the Company’s stock, exercisable at $5.72, the closing price of our stock on the date of the option grants. Each option vested 25% on the date of grant and vests an additional 25% on each of the succeeding three anniversaries of the issue date. No other grants of stock options were made to our directors in 2005.

Board of Directors Meetings

        The Board of Directors met six times during 2005. Each of our directors attended at least 75% of the aggregate number of board meetings and meetings of committees on which he served in 2005.

Board Committees

        We have an audit committee, a compensation committee and a nominating and governance committee. The full text of all of our committee charters is available on the Company’s website at www.acmecommunications.com.

Audit Committee

        In April 2004 the Board of Directors amended our Audit Committee Charter. Our Audit Committee is comprised of Michael Corrigan (Chairman), James Collis and John Conlin. Our Board has determined that each Audit Committee member is independent, and Mr. Corrigan is a financial expert, under the rules and regulations of the Securities and Exchange Commission and NASDAQ. Our Audit Committee engages our independent public accountants, reviews with the independent public accountants the plans and results of such audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of our internal accounting controls and reviews our critical accounting policies and is responsible for overseeing a variety of other accounting and financial reporting issues as enumerated in its charter. The Audit Committee met four times in 2005. See “Audit Committee Report.”

Compensation Committee

        Our Compensation Committee is comprised of Brian McNeill (Chairman) and Thomas Embrescia. The committee determines the compensation and employment agreement terms of our executive officers and administers our 1999 Stock Incentive Plan, as amended. The Compensation Committee met three times in 2005. See “Compensation Committee Report.”

Nominating and Governance Committee

        Our Nominating and Governance Committee was formed in April 2004 and is comprised of James Collis (chairman), Michael Corrigan, Thomas Embrescia and Brian McNeill. The board has determined that each of the members of the committee qualifies as an independent director as defined under The Nasdaq Stock Market’s National Market listing standards. The Nominating and Governance Committee identifies, evaluates and recommends to the board of directors candidates for appointment or election to the board, as appropriate. It also evaluates the nature, structure and composition of other Board committees. In connection with Mr. Conlin’s appointment to the board in February 2005, the committee discussed Mr. Conlin’s candidacy and qualifications and, upon consensus of the committee, recommended to the board that Mr. Conlin be appointed director. The committee has met and determined that all those persons named as nominees in this proxy statement be nominated for election to the board of directors. The committee will meet at other times as needed to consider candidates to fill any vacancies that may occur.

        At least once a year, the committee will consider whether the number of directors is appropriate for the Company’s needs and recommend to the Board any changes in the number of directors and evaluate the performance of the Board and its committees. In addition, the committee (a) oversees the evaluation of the Board and management and (b) develops and recommends to the Board a set of corporate governance principles. The committee will monitor and reassess from time to time these corporate governance principles. The committee met twice in 2005.

        A stockholder may submit the name of a director candidate for consideration by the Nominating and Governance Committee by writing to: Nominating and Governance Committee, ACME Communications, Inc., 2101 E. Fourth St., Suite 202A, Santa Ana, CA 92705. The stockholder must submit the following information in support of the candidate: (a) the name and address of the stockholder recommending the candidate; (b) a representation that the stockholder recommending the candidate is a stockholder of the Company’s stock; (c) a description of any arrangement or understanding between the stockholder and the candidate and any other person or persons regarding the stockholder’s submission of the candidate’s name for consideration, and identifying such person or persons by name, address and affiliation with the stockholder, the candidate, and the Company, if any; (d) such other information regarding the candidate as the Company would be required to include in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if the Board were to nominate the candidate for election as a director or if the Board were to appoint the candidate as a director; (e) the consent of the candidate to be identified to the board for consideration and to be identified in the proxy; and (f) the consent of the candidate to serve as a director if elected. The committee may refuse to consider any candidate for whom the stockholder fails to provide the information mentioned above.

        In evaluating a director candidate, the Nominating and Governance Committee will consider the candidate’s independence, character, corporate governance skills and abilities, business experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. The committee will use the same criteria in evaluating candidates suggested by stockholders as for candidates suggested by other sources.

Annual Stockholders Meeting

        It is our policy that all directors make every reasonable effort to attend the annual stockholder meeting, either in person or by telephone. Messrs. Kellner and Allen were physically present at the Company’s 2005 Annual Shareholders Meeting, held in Los Angeles, CA, on May 25, 2005. All of our other directors were present by telephone.

Stockholder Communications

        Shareholders may communicate with any director, the entire Board, or any committee by sending a letter to that person(s), care of the Company’s Secretary, at 2101 E. Fourth St., Suite 202A, Santa Ana, CA 92705, or by sending an e-mail to them at: board@acmecomm.com. The Secretary will log in all such correspondence and forward the relevant letters and emails to the addressee(s) for appropriate action. Messages pertaining to administrative matters, ordinary business matters, personal grievances, and similar issues will be handled by the Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following contains information regarding the beneficial ownership of our common stock as of April 26, 2006, for:

•	holders or groups of related holders who, individually or as a group, are known to us to be the beneficial owners of 5% or more of our common stock;
•	each of our executive officers;
•	each director;
•	our executive officers and directors as a group.

         Unless otherwise noted, the address for each person or entity named below is c/o ACME Communications, Inc. 2101 E. Fourth Street, Suite 202A, Santa Ana, California 92705.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Jamie Kellner (1)	1,211,118	7.36%
Douglas Gealy (1)	911,190	5.56%
Thomas Allen (1)	908,525	5.54%
Edward Danduran (1)	49,800	*
James Collis (2)	1,535,360	9.57%
John Conlin (1)	37,800	*
Michael Corrigan (1)	12,500	*
Thomas Embrescia (3)	96,777	*
Brian McNeill (4)	1,535,360	9.57%
All directors and executive officers as a group (9 persons)	6,298,430	38.82%
Wynnefield Capital Management LLC (5)	2,485,784	15.49%
Alta Communications, Inc./Burr, Egan, Deleage & Co., Inc. (4)	1,535,360	9.57%
CEA Capital Partners USA, LP (2)	1,535,360	9.57%
Dimensional Fund Advisors Inc. (6)	1,229,529	7.66%
Gabelli Asset Management, Inc. (7)	1,100,584	6.86%
West Creek Capital, Inc. (8)	869,676	5.42%

*	Represents beneficial ownership of less than 1%.

(1)

Messrs. Kellner, Gealy, Allen, Danduran, Conlin and Corrigan hold stock options for 419,318, 342,614, 342,614, 48,000, 10,000 and 12,500 shares, respectively, that are fully exercisable or exercisable within 60 days of April 26, 2006, and, therefore, are included in the shares owned.

(2)

Includes 1,173,476 shares held by CEA Capital Partners USA, L.P. and 361,884 shares held by CEA Capital Partners USA CI, L.P., two limited partnerships. Mr. Collis, one of our directors, is an Executive Vice President of Seaport Capital, LLC, a limited liability company formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. and, therefore, may be deemed to having voting and investment power over the shares. Seaport Capital, LLC has no pecuniary interest in and disclaim beneficial ownership of these shares. Mr. Collis disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest therein. The address for Seaport Capital, LLC is 199 Water Street, 20th Floor, New York, New York 10038.

(3)

Excludes 47,229 shares held by each of three trusts, 1994 Embrescia FITrust f/b/o F.M. Embrescia, 1994 Embrescia FITrust f/b/o M.M. Embrescia, 1994 Embrescia FITrust f/b/o A.M. Embrescia. Mr. Embrescia disclaims beneficial ownership of such shares.

(4)

Includes 383,840 shares held by Alta Subordinated Debt Partners III, LP, 1,125,892 shares held by Alta Communications VI, LP, and 25,628 shares held by Alta Comm S by S, LLC. Alta Subordinated Debt Partners III, L.P. is managed by Burr, Egan, Deleage & Co., Inc. and Alta Communications VI, L.P. and Alta Comm S By S, LLC are indirectly managed by Alta Communications, Inc. which may be deemed to have investment power with respect to the shares held by these partnerships. Mr. McNeill is the general partner of the general partner of Alta Subordinated Debt Partners III and of Alta Communications VI and is a member of Alta Comm S by S, and may be deemed to have investment power with respect to the shares owned by these funds. Mr. McNeill disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest therein. The address for both Alta Communications, Inc. and Burr, Egan, Deleage & Co., Inc., which have common ownership, is 200 Clarendon Street, 51st Floor, Boston, MA 02116.

(5)	Based solely on a Form 4 dated April 13, 2006. The address for Wynnefield Capital Management, LLC is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(6)	Based solely on a Schedule 13G/A filing dated February 1, 2006. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7)	Based solely on a Schedule 13F-HR dated February 13, 2006. The address for Gabelli Asset Management, Inc. is One Corporate Center, Rye, NY 10580.

(8)	Based solely on a Schedule 13G dated January 23, 2006. The address for West Creek Capita1, Inc. is 919 Pennsylvania Avenue, NW, Suite 725, Washington, D.C.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

        Based on written confirmations from all directors and officers subject to Section 16(a) with respect to our Company, during 2005 all such persons complied with the filing requirements of that Section.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights

        We have a registration rights agreement with all of our pre-initial public offering investors who still hold our capital stock, including Messrs. Kellner, Allen and Gealy, Collis, Embrescia and McNeill or their affiliates. At any time, these stockholders, holding an aggregate of at least 25% of the stock covered by this registration rights agreement, may demand that we file a registration statement covering our securities held by them. However, the securities to be registered must have an anticipated aggregate public offering price of at least $10.0 million. These stockholders can effect two such demand registrations.

        In addition, at any time we are eligible to use a Registration Statement on Form S-3 to register an offering of our securities, these stockholders may request that we file a registration statement on Form S-3, covering all or a portion of our securities held by them, if the aggregate public offering price is at least $2.0 million. These stockholders can request that we file two S-3 registration statements per year. In addition, these stockholders have piggyback registration rights. If we propose to register any common stock, these stockholders may require us to include all or a portion of their securities in such registration.

        These registration rights are subject to our right to delay the filing of a registration statement, not more than once in any 12-month period, for not more than 90 days.

        We would bear all registration expenses incurred in connection with these registrations. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities.

        The registration rights of each stockholder under this registration rights agreement terminate when such stockholder transfers its securities under Rule 144 promulgated under the Securities Act or their shares have otherwise been transferred.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

        The following table sets forth compensation earned for the years ended December 31, 2005, 2004 and 2003 by all of our executive officers.

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary (1)	Bonus (2)	Other	Securities Underlying Options/SARs (3)	All Other Compensation (4)
Jamie Kellner	2005	$258,500	--	--	--	--
Chairman of the Board and	2004	258,500	--	--	--	--
Chief Executive Officer	2003	258,500	--	--	--	--

Douglas Gealy	2005	$387,750	--	*	--	5,899
President and	2004	387,750	--	*	--	6,150
Chief Operating Officer	2003	387,750	--	*	--	5,787

Thomas Allen	2005	$387,750	--	*	--	5,893
Executive Vice President and	2004	387,750	--	*	--	6,150
Chief Financial Officer	2003	387,750	--	*	--	6,000

Edward Danduran	2005	$175,000	--	--	96,250	5,250
Vice President and	2004	175,000	10,000	--	--	5,250
Controller	2003	165,000	--	--	7,000	5,550

(1)	For Mr. Kellner, this amount is his consulting fee.

(2)	Amounts disclosed in the column reflect payments under the incentive provisions of the individual employment agreement.

(3)	Represent stock options granted to Mr. Danduran in 2005 and 2003.

(4)	The amounts disclosed in this column are for the Company's matching contributions under our 401(k) savings plan.

*	- Less than $50,000 or 10% of such employee's total salary and bonus for said year.

EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

Employment Contracts

        We have a non-exclusive consulting agreement with Mr. Kellner. In connection with his agreement, Mr. Kellner directs overall Company strategy and supervises the Company’s Chief Operating and Chief Financial Officers and is regularly involved with senior management in monitoring and overseeing the Company’s progress and performance. We have full-time exclusive employment agreements with each of Messrs. Gealy and Allen. Each of the three executives were entitled to an increase of 1.6% of their base salary effective January 1, 2002, which they each declined. In January 2002, we exercised our option to extend the agreements with Messrs. Kellner, Gealy and Allen from June 16, 2002 to September 29, 2003. Although our exercise of these options entitled each of them to receive a 10% increase in their base compensation for the extended term, each waived their increase. The Compensation Committee authorized, and in August 2003 the executives entered into, agreements to extend the consulting and employment agreements through September 2006.

        As of December 31, 2005 Mr. Kellner’s annual consulting fee was $258,500, and will remain at this amount until his agreement expires on September 30, 2006. Mr. Kellner is entitled to annual cash bonuses as determined by our Compensation Committee. No cash bonus was awarded to Mr. Kellner for 2005.

        As of December 31, 2005, each of Mr. Gealy’s and Mr. Allen’s base salary was $387,750, and will remain at this amount until their agreements expire on September 30, 2006. Mr. Gealy and Mr. Allen are entitled to annual cash bonuses as determined by our Compensation Committee. No cash bonuses were awarded to Messrs. Gealy and Allen for 2005.

        The Compensation Committee also is charged with the responsibility to recommend to our Board of Directors for adoption an annual cash incentive plan under which Messrs. Kellner, Gealy and Allen will be eligible to receive awards. To date, the executives have declined the committee’s invitation to propose appropriate incentives and, therefore, the Board has not yet adopted such a plan.

        Mr. Danduran is employed by us pursuant to a full-time exclusive employment agreement that expires December 31, 2006. Mr. Danduran’s base annual salary was $175,000 at December 31, 2005 and there are no contractual increases in his salary contained in his employment agreement. Mr. Danduran is eligible for a discretionary annual cash bonus of up to 20% of his current base salary. No cash bonus was awarded to Mr. Danduran for 2005.

Option Grants

        The following table reflects stock options granted to our executive officers in 2005:

	Number of Securities Underlying Options	% of Total Options Granted to Employees In Fiscal	Exercise Or Base	Market Price on the Date of	Expiration	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
Name	Granted	Year	($/Share)	Grant	Date	5%	10%
Edward Danduran	48,125	5.2%	$6.000	$4.22	8/8/2015	$42,238	$238,007
Edward Danduran	48,125	5.2%	$7.000	$4.22	8/8/2015	$--	$189,882

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Value

        None of the stock options held by our executive officers were exercised during 2005. The following table sets forth information with respect to the exercisable and non-exercisable stock options held by our executive officers at the end of 2005.

	Number of Securities Underlying Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Jamie Kellner	419,318	--	$--	$--
Douglas Gealy	342,614	--	--	--
Thomas Allen	342,614	--	--	--
Edward Danduran	48,000	96,250	--	--

(1)	None of the options granted to any of the executives are exercisable at a price below $3.55 per share, which was the market price on the last trading day of the year, December 31, 2005. No assumptions or representations regarding the value of such options are made or intended.

Equity Compensation Plan Information

         Below is a summary of the shares issued and available for future issuance under the Company’s equity compensation plans as of December 31, 2005:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrant and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	2,466,696	$15.87	1,733,304
Equity compensation plans not approved by security holders	--	--	--
Total	2,466,696	$15.87	1,733,304

COMPARISON OF CUMULATIVE TOTAL RETURNS

         The following graph compares the cumulative total stockholder return on a $100 investment in our common stock with the cumulative total return of a $100 investment in (a) the NASDAQ Composite Index and (b) a composite index of the following three peer companies: (1)  Hearst-Argyle Television, Inc., (2) Sinclair Broadcasting Group, Inc. and (3) Young Broadcasting Inc. Our peers were selected by the Company on a line-of-business basis and weighted for market capitalization.

         The graph is intended to provide a relevant comparison of total returns for the five-year period from December 31, 2000 through December 31, 2005. The total return on the common stock is measured by dividing the difference between the common stock price at the end and the beginning of the measurement period by the common stock price at the beginning of the measurement period. The graph for our Company and each of the indices also assumes the reinvestment of dividends. Note: We caution that past stock price performance shown for our common stock is not necessarily indicative of future price performance.

         The foregoing performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such performance graph by reference therein.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is, and during 2005 was, composed entirely of the outside directors named as signatories to the Compensation Committee Report on Executive Compensation. The Compensation Committee members do not have any relationship with the Chief Executive Officer, other executive officers, or the Company, other than their directorships.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee consists of Mr. McNeill (Chairman) and Mr. Embrescia, both of whom are non-employee directors. The philosophy of the Compensation Committee is to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in the Company’s present competitive environment. The Compensation Committee is responsible for determining our Chief Executive Officer’s compensation, making recommendations to our Board concerning our other executive officers’ compensation levels, administers our stock incentive plan and determines awards to be made under the plan to our officers and all other eligible individuals. The Compensation Committee may consider other forms of compensation, both short and long-term, in addition to those generally described above. The Compensation Committee recommended to the Board the approval of, and the Board approved Messrs. Kellner’s, Gealy’s and Allen’s consulting and employment and consulting agreements and the August 23, 2003 amendments extending the terms of those agreements through September 30, 2006. Based upon the general economic uncertainties and continuing uncertain advertising demand and the resultant impact on the Company and the industry, the Compensation Committee determined not to provide for contractual increases in the executives’ base compensation. The Compensation Committee, based on management’s recommendations and Company performance, did not award bonuses or options to the executive officers for 2005.

        Chief Executive Officer Compensation. In 2005, Mr. Kellner was compensated in accordance with his amended consulting agreement, which provides for an annual consulting fee of $258,500. In determining the annual consulting fees established in his original and extended consulting agreement, the Compensation Committee considered, among other things, the compensation of comparable executives at peer companies in the broadcasting industry (some of which are included in the peer group index in the performance graph), taking into account Mr. Kellner’s responsibilities, experience and individual performance. Mr. Kellner’s consulting agreement also provides that in the event the agreement is terminated as a result of a change in control, as defined in the agreement, he will be entitled to receive his consulting fee for the lesser of (a) the balance of the agreement or (b) one year. If Mr. Kellner is terminated for any other reason except in connection with a change in control or for cause, as defined in the agreement, he is entitled to severance in the amount of the full payment remaining under his agreement and such severance is without mitigation.

        Other Executives. Basing its decision on factors similar to those used in setting the Chief Executive Officer’s pay, the committee also authorized the Company to enter into three-year extensions of the employment contracts with each of Mr. Allen and Mr. Gealy. These agreements provide for a base salary and a discretionary annual cash bonus. Each of the executive officer’s base salary for 2005 was $387,750 which was determined using the same criteria set forth above for Mr. Kellner. Each of the executive officer’s base salary will be $387,750 through the remainder of their employment agreement terms. Mr. Allen and Mr. Gealy’s employment agreements contain termination provisions identical to those contained in Mr. Kellner’s consulting agreement described above. Mr. Danduran is employed under an employment agreement which expires on December 31, 2006 and provides for a base salary of $175,000 per year and a discretionary annual cash bonus.

        Stock Options. In an effort to motivate and retain key Company management, the Compensation Committee authorized the grant of stock options on August 8, 2005 which required the grantees to forfeit certain previously issued and vested stock grants. The new stock grants were made based on subjective assessments as to the appropriate level of equity to be granted to properly incentivize the executives and align their interests with those of the Company’s stockholders. Messrs. Kellner, Gealy and Allen did not receive any of these stock options. Mr. Danduran received options of 48,125 at $6.00 per share and 48,125 at $7.00 per share, with each grant vesting equally in three annual installments commencing on the first anniversary of the grants.

        The foregoing report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Brian McNeill, Chairman
Thomas Embrescia

AUDIT COMMITTEE REPORT

        Our Audit Committee is composed of three independent directors and operates under a written charter adopted by our Board of Directors. The Audit Committee selects our independent accountants.

        Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Our independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

        Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

        The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Michael Corrigan, Chairman
James Collis
John Conlin

INDEPENDENT PUBLIC ACCOUNTANTS

        Our Audit Committee has appointed KPMG LLP as our independent public accountants for 2006. KPMG LLP has served as our independent public accountants since our formation in 1997.

        We expect representatives of KPMG LLP to be at the Annual Meeting and to be available to respond to questions from stockholders. We will give the KPMG LLP representatives an opportunity to make a statement if they desire.

        Stockholder ratification of the selection of KPMG LLP is not required by our Bylaws or otherwise. However, we are submitting the selection of KPMG LLP to the stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the stockholders ratify the selection, the Audit Committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of ACME Communications and its stockholders.

        Ratification of appointment of KPMG LLP as our independent public accountants for 2006 will require the affirmative vote of a majority of voting shares of the common stock represented in person or by proxy at the Annual Meeting. If the stockholders do not make such ratification, the Audit Committee and the Board of Directors will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent auditors for 2006.

ACCOUNTANT FEES

        The aggregate fees, including reimbursement for out-of-pocket expenses, for professional services rendered by KPMG LLP, our independent accountants, paid in the fiscal years ended December 31, 2005, and December 31, 2004, respectively, are as follows (in thousands):

	Years Ended December 31,
	2005	2004
Audit fees (including SOX 404 attestation and quarterly reviews)	$576	$283
Audit-related fees	--	--
Tax fees (1)	48	24
All other fees	--	--
Total	$624	$307

        The Audit Committee pre-approved all professional services provided by KPMG LLP during 2005 and determined that the provision of non-audit services fees in 2005 was consistent with maintaining its independence.

FINANCIAL AND OTHER INFORMATION

        Our Annual Report to Stockholders for the fiscal year ended December 31, 2005, which includes our Annual Report on Form 10-K (including financial statements and schedules, and a list of any exhibits not contained therein) are enclosed with this proxy statement. The exhibits to our Annual Report on Form 10-K are available to any stockholder who submits a written request to the Secretary, at 2101 E. Fourth Street, Suite 202A, Santa Ana, California 92705 and provides payment of charges that approximate our cost of reproduction.

STOCKHOLDER PROPOSALS

        We must receive stockholder proposals that are intended to be presented at our 2007 annual meeting of stockholders at our principal executive offices not later than December 29, 2006 for inclusion in our proxy statement and form of proxy relating to the meeting.

OTHER MATTERS

        The Board of Directors knows of no matters to be presented for action by the stockholders at the Annual Meeting other than those described in this Proxy Statement. Unless otherwise indicated, if any other matter is properly brought before the meeting and may be properly acted upon, the persons named in the accompanying form of proxy will be authorized by such proxy to vote the proxies thereon in accordance with their best judgment.

ACME COMMUNICATIONS, INC.

Annual Meeting of Stockholders, June 9, 2006
This Proxy is Solicited on Behalf of the Board of Directors
of ACME Communications, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held June 9, 2006 and the Proxy Statement, and appoints Jamie Kellner and Thomas Allen, and each of them, the Proxy of the undersigned, with the full power of substitution, to vote all shares of common stock of ACME Communications, Inc. (the “Company”) which the undersigned is entitled to vote, either in his or her own behalf or on behalf of any entity or entities at the Annual Meeting of Stockholders of the Company to be held at 1999 Avenue of the Stars, 7th floor, Los Angeles, California, June 9, 2006 at 9:00 a.m. (local time) and at any adjournment(s) or postponements(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

Detach Proxy Card Here

ACME COMMUNICATIONS INC.

        The Board of Directors recommends a vote FOR Items 1 and 2.

1.     To elect eight directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified:

FOR ALL NOMINEES*	WITHHOLD AUTHORITY FOR ALL NOMINEES*	EXECPTIONS*

Nominees: Jamie Kellner, Douglas Gealy, Thomas Allen, John Conlin, James Collis, Michael Corrigan, Thomas Embrescia and Brian McNeill

* Instructions: To vote for or withhold authority to vote for all nominees, check the appropriate box above; to withhold authority to vote for any individual nominee, while voting for the others, check the “Exceptions” box and line through or otherwise strike out the name of the nominee(s) for whom authority is withheld.

2.     To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2006:

FOR	AGAINST	ABSTAIN

3.    In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

___________________________________________________________
(Print name(s) on certificate)

___________________________________________________________
Please sign your name(s) (Authorized Signature(s))

Date:_______________________________________________________
This Proxy must be signed and dated to be valid